Exhibit 99.1

Lifetime Brands to Close 30 Outlet Stores,
Completes Building Sale, Opens New Distribution Center,
Increases Stock Repurchase Authorization

GARDEN CITY, NY, December 3, 2007 -- Lifetime Brands, Inc. (Nasdaq: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, will close 30 underperforming outlet stores. The Company also announced that it has completed the sale of its former headquarters building, is opening a new West Coast distribution center and that its Board of Directors authorized an increase in the amount of the Company’s stock repurchase program.

Lifetime plans to close 27 Farberware® outlet retail stores and three Pfaltzgraff® factory stores. The stores that will close are projected to generate losses on an annual basis. The Company has entered into an agreement with Gordon Brothers Retail Partners LLC to manage and operate inventory clearance sales at those locations, which will begin tomorrow, Tuesday, December 4, 2007, and are expected to be completed by the end of the first quarter 2008. Lifetime has also entered into an agreement with RCS Real Estate Advisorswith respect to terminating the leases for the affected stores. Following these store closings, the Company will continue to operate 37 Pfaltzgraff® stores and nine Farberware® stores, as well as the Pfaltzgraff® catalog business and its www.pfaltzgraff.com website.

The Company estimates it will record pre-tax charges related to these store closings of up to $2.0 million, equal to net income (loss) of approximately ($0.08) per diluted share, in 2007, primarily representing non-cash write-downs of retail store fixed assets; and up to $5.0 million, equal to net income (loss) of approximately ($0.19) per diluted share in 2008. The foregoing estimates do not take into account the results of the inventory clearance sales or, for 2008, any mitigation of its store lease obligations. In addition to lease termination expense and the write-downs of fixed assets, the charges will include the costs of retention bonuses, severance payments and other expenses. As a result, the Company now expects diluted earnings per share for 2007 to be between $1.02 and $1.12, as compared to diluted earnings per share of $1.14 in 2006.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer said, “While we are very pleased with the progress that our Direct to Consumer management team has made in revitalizing our retail stores, we determined that certain locations do not have the potential to show meaningful profits and should be closed. We are confident that our remaining stores and our direct response businesses do have that potential. We will, of course, continue to monitor our on-going store base closely and will open and/or close stores in the ordinary course as circumstances warrant.”

Separately, Lifetime confirmed that the previously announced sale of its Westbury, N.Y. office building closed on November 30, 2007. The Company applied the net proceeds of approximately $8.8 million from the sale to pay down borrowings under its revolving credit facility. The pre-tax gain on the sale of approximately $3.7 million is equal to net income of $0.15 per diluted share.

Mr. Siegel said, “The sale of our former Merrick Avenue building will reduce our expenses in 2008 as we will no longer be paying interest and operating costs on a facility that we vacated after moving to our new offices in January 2007.”

In addition, Lifetime will open a new West Coast distribution center today in Fontana, Ca. When fully operational in early 2008, the new 753,000 square foot facility will replace a former Syratech Corporation warehouse in Mira Loma, Ca. and another distribution center, also located in Mira Loma, operated by a third-party logistics provider.

Mr. Siegel stated, “When we acquired the businesses of Excel, Salton at Home and Syratech, each operated its own warehouse. Earlier this year, we consolidated our operations into two facilities, and we are now completing the process by further consolidating our West Coast distribution into a single, modern facility. After eliminating start-up expenses and duplicate rent through June 2008, we expect this consolidation to result in annual savings of approximately $1.0 million on a pre-tax basis.”

The Company also announced that its Board of Directors had doubled the size of the Company’s stock repurchase authorization to $40 million from $20 million.

Mr. Siegel noted, “Our Board unanimously agreed to increase the size of our stock repurchase program. This underscores our belief that Lifetime is in a strong position to achieve its goals for aggressive growth and increased profitability in 2008 and beyond.”

As of November 30, 2007, Lifetime had repurchased approximately 1,363,000 shares of common stock on the open market for a total purchase price of approximately $22.7 million under the share buyback program the Company announced in August 2007.

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the industry’s best known brands, including KitchenAid®, Farberware®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Lisa Jenks®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, :USE® and Vasconia®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT: Christian G. Kasper Senior Vice President (516) 203-3590 chris.kasper@lifetimebrands.com	INVESTOR RELATIONS: Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777 hfried@lhai.com